EXHIBIT 99

For immediate release	Contact: David Sharp
(713)361-2630

Horizon Offshore Reports Shelf Registration Filing

HOUSTON, June 7 /PRNewswire/ -- Horizon Offshore, Inc. (Nasdaq: HOFF) reports it filed a universal shelf registration statement with the Securities and Exchange Commission on June 6, 2001 to allow the issuance of up to $150 million of company securities, which includes $54.7 million of securities remaining unsold under the Company's prior $125 million universal shelf registration statement. Under the current filing, securities may be sold by the Company and no shares are being registered for sale by any of the Company's shareholders.

"Like many public companies, we believe a universal shelf is an efficient and practical way to access the public capital markets. While we do not have any current plans to sell securities, the purpose and timing of the filing is to provide us flexibility to quickly access the public markets in pursuit of shareholder value enhancing transactions and attractive financing opportunities to put us in the same position we were prior to our stock offering in February 2001. In addition, we are also pleased that no stock is registered for sale by any of the selling shareholders in this universal shelf. Many companies in our industry have chosen to file shelf registrations to provide them with the flexibility to take advantage of opportunities as they arise. We believe this filing demonstrates our commitment to growing our company and strengthening our value to our shareholders," stated Bill J. Lam, president and chief executive officer.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Horizon Offshore provides marine construction services to the offshore oil and gas industry, primarily in the Gulf of Mexico. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the Company's filing with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.